FOR:	Henry Schein, Inc.
CONTACT:	Steven Paladino
Executive Vice President and
Chief Financial Officer
(631) 843-5500
steven.paladino@henryschein.com

Susan Vassallo
Director, Investor & Public Relations
(631) 843-5562
susan.vassallo@henryschein.com

FOR IMMEDIATE RELEASE

HENRY SCHEIN REVISES 2004 FINANCIAL GUIDANCE BASED ON
CHIRON’S FLUVIRIN ANNOUNCEMENT

MELVILLE, N.Y. October 5, 2004 – Henry Schein, Inc. (Nasdaq: HSIC), the largest provider of healthcare products and services to office-based practitioners in the combined North American and European markets, today revised guidance for 2004 earnings per diluted share. The Company is issuing this guidance as a result of the press release issued today by Chiron Corporation (Nasdaq: CHIR) stating that Chiron will not supply Fluvirin® influenza vaccine for the current influenza season. Henry Schein is the primary distributor of Fluvirin to the U.S. market.

     Henry Schein’s revised guidance for 2004 earnings per diluted share is $3.01 to $3.07. The Company expects third quarter 2004 diluted EPS of $0.69 to $0.71, and fourth quarter 2004 diluted EPS of $0.83 to $0.87. This revision from the Company’s previously issued guidance reported on August 27, 2004 is solely attributable to today’s Chiron announcement. Henry Schein reiterated its confidence in the strength of its overall business.

     The Company added that earlier this year it was named exclusive distributor of the nasally administered FluMist® vaccine, manufactured by MedImmune (Nasdaq: MEDI). MedImmune expects to have available more than one million doses of FluMist this season.

     Henry Schein notes that today the Centers For Disease Control and Prevention (CDC) issued interim recommendations for influenza vaccination this season. The Company refers healthcare providers and the general public to these guidelines, available at www.cdc.gov/flu.

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About Henry Schein

     Henry Schein, a Fortune 500® company, is recognized for its excellent customer service and highly competitive prices. The Company’s four business groups—Dental, Medical, International and Technology—serve more than 450,000 customers worldwide, including dental practices and laboratories, physician practices and veterinary clinics, as well as government and other institutions. The Company’s sales reached a record $3.4 billion in 2003. The Company operates through a centralized and automated distribution network, which provides customers in more than 125 countries with a comprehensive selection of over 90,000 national and Henry Schein private-brand products.

     Henry Schein also offers a wide range of innovative value-added practice solutions, including such leading practice management software systems as DENTRIX® and Easy Dental® for dental practices, and AVImark® for veterinary clinics, which are installed in over 50,000 practices; and ArubA®, Henry Schein’s electronic catalog and ordering system.

     Headquartered in Melville, N.Y., Henry Schein employs more than 9,000 people in 16 countries. For more information, visit the Henry Schein Web site at www.henryschein.com.

     Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company’s business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company’s Securities and Exchange Commission filings.

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